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July 27, 1999

Board of Directors
Arcadia Financial Corporation
7825 Washington Avenue South
Minneapolis, MN 55439-2444

Dear Sirs::

At your request, we have read the description included in your Quarterly Report on Form 10-QA to the Securities and Exchange Commission for the quarter ended March 31, 1999, of the facts relating to the change in the timing of recognition of sales of asset-backed securities. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-QA is to an accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Arcadia Financial and its consolidated subsidiaries as of any date. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-QA, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Arcadia Financial and its consolidated subsidiaries as of any date or for any period.

Yours truly,

DELOITTE & TOUCHE